ANSLOW & JACLIN, LLP Counselors at Law	RICHARD I. ANSLOW EMAIL: RANSLOW@ANSLOWLAW.COM GREGG E. JACLIN EMAIL: GJACLIN@ANSLOWLAW.COM

January 4, 2006

FRENCH PEAK RESOURCES INC

300 Park Avenue Suite 1700

New York, New York 10022

Gentlemen:

You have requested our opinion, as counsel for French Peak Resources Inc. a Delaware corporation (the “Company”), in connection with the registration statement on Form SB-2, (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 3,500,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/	Gregg E. Jaclin
GREGG E. JACLIN

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726